UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

Current Report

Pursuant to

Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 15, 2014

_________________

EASTON-BELL SPORTS, INC.

(Exact Name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	333-123927 (Commission File Number)	20-1636283 (IRS Employer Identification Number)

7855 Haskell Avenue, Suite 200

Van Nuys, CA 91406

(Address of principal executive offices, including zip code)

(818) 902-5800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01Entry Into A Material Definitive Agreement

On April 15, 2014, BRG Holdings Corp, a Delaware corporation (“Holdings”), BRG Sports, Inc., a Delaware corporation (the “Company”), the subsidiaries of the Company from time to time party thereto, Morgan Stanley Senior Funding, Inc. (“MSSF”), as administrative agent and collateral agent, MSSF and JPMorgan Chase Bank, N.A. as co-collateral agents, the financial institutions party thereto and the other agents and parties named therein entered into that certain Revolving Credit Agreement (the “ABL Credit Agreement”), which provides for a $150 million asset based revolving credit facility.

On April 15, 2014, Holdings, the Company, the subsidiaries of the Company from time to time party thereto, MSSF, as administrative agent and collateral agent, the financial institutions party thereto and the other agents and parties named therein entered into that certain First Lien Term Loan Agreement (the “First Lien Term Loan Agreement”), which provides for a $175 million term loan facility.

On April 15, 2014, Holdings, the Company, the subsidiaries of the Company from time to time party thereto, MSSF, as administrative agent and collateral agent, the financial institutions party thereto and the other agents and parties named therein entered into that certain Second Lien Term Loan Agreement (the “Second Lien Term Loan Agreement”), which provides for a $105 million term loan facility.

The proceeds of the First Lien Term Loan Agreement, Second Lien Term Loan Agreement and a portion of the ABL Credit Agreement were used on April 15, 2014 to, among other things, repay the Prior Credit Agreements (as defined below) and deposit funds sufficient to satisfy and discharge the Indenture (as defined below).

ITEM 1.02Termination of A Material Definitive Agreement

On April 15, 2014, the Company repaid in full and terminated all obligations and commitments under each of (i) the Revolving Credit Agreement, dated December 3, 2009, as amended pursuant to the Amendment and Restatement, dated as of May 13, 2011, and as further amended by Amendment No. 1, dated as of April 30, 2013, by and among the Company, together with certain subsidiaries of the Company as Canadian Borrowers (as defined therein) or Guarantors (as defined therein), the financial institutions from time to time party thereto as lenders, JPMorgan Chase Bank, N.A., as administrative agent for the lenders and the other parties named therein and (ii) the Credit and Guaranty Agreement, dated as of December 3, 2009, by and among Holdings, EB Sports Corp., the financial institutions from time to time party thereto as lenders and Wachovia Bank, N.A., as administrative agent for the lenders (collectively, the “Prior Credit Agreements”).

On April 15, 2014, an irrevocable notice of redemption was delivered to the holders of the Company’s $350 million of senior secured notes due 2016 (the “Senior Secured Notes”), calling for redemption of the entire outstanding $350 million in aggregate principal amount of the Senior Secured Notes on May 15, 2014 (the “Redemption Date”) pursuant to the terms of the Indenture, dated as of December 3, 2009, among the Company, the Guarantors (as defined therein) party thereto and U.S. Bank National Association as trustee (the “Indenture”). The redemption price for the $350 million in aggregate principal amount of Senior Secured Notes to be redeemed is equal to 104.875% of the principal amount of such Senior Secured Notes, plus accrued and unpaid interest on the Senior Secured Notes to, but not including, the Redemption Date, and totals $382,608,333.33 (the “Redemption Payment”). Also on April 15, 2014, following the deposit by the Company with the trustee for the Senior Secured Notes of the Redemption Payment, the Indenture was satisfied and discharged in accordance with its terms. As a result of the satisfaction and discharge of the Indenture, the Company has been released from its obligations with respect to the Indenture and the Senior Secured Notes, except with respect to those provisions of the Indenture that, by their terms, survive the satisfaction and discharge of the Indenture.

ITEM 2.01Completion of Acquisition or Disposition of Assets.

On April 15, 2014, the Company completed its previously announced disposition of substantially all of the assets and liabilities of the Easton Baseball/Softball business (the “Sale”) pursuant to an Asset Purchase Agreement (the “Asset Purchase Agreement”), dated February 13, 2014, by and among the Company, BPS Greenland Inc., a Delaware corporation (the “U.S. Buyer”), BPS Greenland Corp., a corporation governed by the Canada Business Corporations Act (the “Canadian Buyer”, and together with the U.S. Buyer, the “Buyers”), Easton Sports, Inc., a California corporation (“ESI”), Easton Sports Canada, Inc., a Canadian corporation (“ESC” and, together with ESI, the “Sellers”), Easton-Bell Sports, LLC, a Delaware limited liability company, and Bauer Hockey Inc., a Vermont corporation (“Bauer Hockey”).

In connection with the Sale, on the closing date, the Company also changed its name to BRG Sports, Inc.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Asset Purchase Agreement and the transactions contemplated thereby or a complete explanation of the material terms thereof. The foregoing description is qualified in its entirety by reference to the Asset Purchase Agreement a copy of which is attached as Exhibit 10.1 to the Form 8-K filed by the Company on February 19, 2014 and is incorporated by reference herein.

ITEM 8.01Other Events.

The press release announcing the finalization of the Sale, dated as of April 15, 2014, is attached hereto as Exhibit 99.1.

Exhibit No.	Description
99.1	Press release dated April 15, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTON-BELL SPORTS, INC.
Date: April 16, 2014	By:	/s/ Mark Tripp
	Name:	Mark Tripp
	Title:	Chief Financial Officer, Senior Vice President, Treasurer and Secretary